TPS
       Thermo Process Systems Inc.
       81 Wyman Street
       Waltham, MA 02254









                                               November 9, 1995

       Dear Stockholder:

            The enclosed Notice calls the 1995 Annual Meeting of the Stockholders of Thermo Process Systems Inc. I respectfully request all Stockholders attend this meeting, if possible.

            Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by Proxy.

            I would appreciate your immediate attention to the mailing of this Proxy.

                                               Yours very
       truly,




                                               JOHN P. APPLETON
                                               President and
                                               Chief Executive
       Officer
PAGE

        TPS
        Thermo Process Systems Inc.
        81 Wyman Street
        Waltham, MA 02254








                                                     November 9, 1995


        To the Holders of the Common Stock of
             THERMO PROCESS SYSTEMS INC.

        NOTICE OF ANNUAL MEETING

             The 1995 Annual Meeting of the Stockholders of Thermo Process Systems Inc. (the "Corporation") will be held on Wednesday, December 13, 1995, at 5:00 p.m. at the Sheraton Tara Lexington Inn, 73 Marrett Road, Lexington, Massachusetts. The purposes of the Meeting are to consider and take action upon the following matters:

             1.   Election of six Directors.

             2. A proposal recommended by the Board of Directors to amend the Corporation's Certificate of
                  Incorporation to change the Corporation's name to "Thermo TerraTech Inc."

             3. A proposal recommended by the Board of Directors to amend the Directors Stock Option Plan to change the formula for the award of stock options to purchase common stock of the Corporation to its outside Directors and also to provide for the automatic grant of stock options to purchase common stock of majority-owned subsidiaries of the Corporation to its outside Directors.

             4. Such other business as may properly be brought before the Meeting and any adjournment thereof.

             The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is October 26, 1995.

             The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or
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




        represented by Proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

             This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                                                     SANDRA L. LAMBERT
                                                     Secretary

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





        PROXY STATEMENT

             The enclosed Proxy is solicited by the Board of Directors of Thermo Process Systems Inc. (the "Corporation") for use at the 1995 Annual Meeting of the Stockholders (the "Meeting") to be held on Wednesday, December 13, 1995, at 5:00 p.m. at the Sheraton Tara Lexington Inn, 73 Marrett Road, Lexington, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 81 Wyman Street, Waltham, Massachusetts 02254. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about November 9, 1995.

        VOTING PROCEDURES

             The Board of Directors intends to present to the Meeting the election of six Directors, constituting the entire Board of Directors, as well as two other matters: a proposal to amend the Corporation's Certificate of Incorporation to change the Corporation's name to "Thermo TerraTech Inc." and a proposal to amend the Directors Stock Option Plan to change the formula for the award of stock options to purchase common stock of the Corporation to its outside Directors and also to provide for the automatic grant to its outside Directors of stock options to purchase common stock of the Corporation's majority-owned subsidiaries created from time to time.

             The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.10 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

             Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, for the management proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

             In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For all other matters to be voted upon at the Meeting the affirmative vote of a majority of shares present in person or represented by proxy, and

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




        entitled to vote on the matter, is necessary for approval. Withholding authority to vote for a nominee for Director or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting
        instructions from the beneficial owner.   Broker "non-votes" will
        not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

             A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

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             The outstanding stock of the Corporation entitled to vote
        (excluding shares held in treasury by the Corporation) as of October 26, 1995, consisted of 17,391,348 shares of Common Stock. Only Stockholders of record at the close of business on October 26, 1995, are entitled to vote at the Meeting. Each share is entitled to one vote.

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        --PROPOSAL 1--

        ELECTION OF DIRECTORS

             Six Directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

        Nominees For Directors

             Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, Thermo Electron Corporation ("Thermo Electron"), and of its subsidiary, Thermo Remediation Inc. ("Thermo Remediation") is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation. Dr. George Hatsopoulos and Dr. Warren M. Rohsenow, Directors of the Corporation since 1986, have declined to stand for re-election.


        John P. Appleton      Dr. Appleton, 60, has been President,
                              Chief Executive Officer and a Director of
                              the Corporation since September 1993. Dr.
                              Appleton has been Chairman, Chief
                              Executive Officer and a Director of Thermo
                              Remediation since September 1993 and has
                              served as a Vice President of Thermo
                              Electron since 1975 in various managerial
                              capacities.
        John N. Hatsopoulos   Mr. Hatsopoulos, 61, has been a Director
                              of the Corporation since 1986 and its Vice
                              President and Chief Financial Officer
                              since 1988.  He has been the Chief
                              Financial Officer of Thermo Electron since
                              1988 and an Executive Vice President of
                              Thermo Electron since 1986. Mr.
                              Hatsopoulos is also a director of Lehman
                              Brothers Funds, Inc., Thermedics Inc.,
                              Thermo Ecotek Corporation, Thermo Fibertek
                              Inc., Thermo Instrument Systems Inc.,
                              Thermo Power Corporation and ThermoTrex
                              Corporation.  Mr. Hatsopoulos is the
                              brother of Dr. George N. Hatsopoulos, a
                              Director of the Corporation.






                                        5
PAGE

        Donald E. Noble       Mr. Noble, 80, has been a Director of the
                              Corporation since 1986 and served as
                              Chairman of the Board from 1992 to
                              November 1994.  From 1959 to 1980, Mr.
                              Noble served as the chief executive
                              officer of Rubbermaid Incorporated, first
                              with the title of President and then as
                              the Chairman of the Board.  Mr. Noble is
                              also a director of Thermo Electron, Thermo
                              Fibertek Inc. and Thermo Power
                              Corporation.
        William A.            Mr. Rainville, 53, has been a Director of
        Rainville             the Corporation since February 1993 and
                              Chairman of the Board since November 1994.
                              Mr. Rainville has been President and Chief
                              Executive Officer of Thermo Fibertek Inc.
                              since its inception in 1991 and a director
                              of that company since January 1992.  From
                              1984 until January 1993, Mr. Rainville was
                              the President and Chief Executive Officer
                              of Thermo Electron Web Systems Inc., a
                              subsidiary of Thermo Electron and the
                              predecessor of Thermo Fibertek Inc.  He
                              has been a Senior Vice President of Thermo
                              Electron since March 1993 and a Vice
                              President since 1986.  Mr. Rainville is
                              also a director of Thermo Fibertek Inc.
                              and Thermo Remediation.
        Paul E. Tsongas       Mr. Tsongas, 54, is a partner in the law
                              firm of Foley, Hoag & Eliot, Boston,
                              Massachusetts.  From 1988 to 1991, Mr.
                              Tsongas was Chairman of the Massachusetts
                              Board of Regents of Higher Education.
                              From 1979 to 1985, he was a U.S. Senator from Massachusetts. He is also a Director of Boston Edison Corporation, M/A Com
                              Inc., Shawmut Corporation, Wang
                              Laboratories Inc., Thermo Fibertek Inc.
                              and Thermo Power Corporation.
















                                        6
PAGE

        Polyvios C.           Mr. Vintiadis, 59, has been a Director of
        Vintiadis             the Corporation since September 1992.  Mr.
                              Vintiadis has been the Chairman and Chief
                              Executive Officer of Towermarc
                              Corporation, a real estate development
                              company, since 1984.  Prior to joining
                              Towermarc Corporation, Mr. Vintiadis was a principal of Morgens, Waterfall &
                              Vintiadis, Inc.,  a financial services
                              firm, with whom he remains associated.
                              For more than 20 years prior to that time, Mr. Vintiadis was employed by Arthur D.
                              Little & Company, Inc. Mr. Vintiadis is also a director of Thermo Instrument
                              Systems Inc.

        Committees of the Board of Directors and Meetings

             The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside Directors. The present members of the Audit Committee are Mr. Vintiadis (Chairman) and Mr. Noble. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Noble (Chairman), Mr. Tsongas and Mr. Vintiadis. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met six times, the Audit Committee met twice and the Human Resources Committee met three times during fiscal 1995. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during his tenure.

        Compensation of Directors

             Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors"), receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings. Payment of Directors' fees is made quarterly.
        Dr. Appleton, Mr. J. Hatsopoulos and Mr. Rainville are all employees of Thermo Electron and do not receive any cash compensation from the Corporation for their services as Directors.


                                        7
PAGE

             Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of Directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued on the date of deferral as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 54,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of July 1, 1995, deferred units equal to 31,838 full shares of Common Stock were accumulated under the Deferred Compensation Plan.

             The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock to outside Directors as additional compensation for their service as Directors. In February 1995, the Board of Directors approved amendments to the Directors Plan that are subject to Stockholder approval at this Meeting. The amendments are described under Proposal 3 to this Proxy Statement. Prior to the amendment of the Directors Plan, eligible Directors were automatically granted 1,000 shares annually upon the close of business on the date of the Corporation's Annual Meeting of Stockholders and were also granted options to purchase Common Stock on a quarterly basis according to the following formula: 200 shares for each meeting of the Board of Directors held during the quarter and attended in person by the recipient and 100 shares for each telephone meeting or committee meeting of the Board of Directors held during the quarter in which the recipient participated. The amendments to the plan would retain the annual award of 1,000 options (although the terms of the award would be modified), but would eliminate the quarterly award of stock options based on meeting attendance. In addition, the Directors Plan would also provide for the automatic grant every five years of options to purchase 1,500 shares of the common stock of any majority-owned subsidiary of the Corporation that is "spunout" to outside investors, including a grant of an option to purchase 1,500 shares of Thermo Remediation upon the close of business on the date of this Meeting.



                                        8
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




             The exercise price for options that have been granted to date under the Directors Plan is determined by the average of the closing prices of the Common Stock as reported on the American Stock Exchange for the five trading days preceding and including the date of grant. Outstanding options are exercisable six months after the date of grant and, if granted prior to 1995, generally expire seven years from the date of grant. An aggregate of 75,000 shares of Common Stock has been reserved for issuance under the Directors Plan. As of July 1, 1995, options to purchase 16,700 shares of Common Stock were outstanding under the Directors Plan at an average exercise price of $8.44 per share, no shares of Common Stock had been issued pursuant to the exercise of options and no options to purchase shares of Common Stock had lapsed. Options to purchase 58,300 shares of Common Stock were reserved and available for grant under the Directors Plan as of July 1, 1995.


        STOCK OWNERSHIP

             The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and Thermo Remediation, as of July 1, 1995, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and
        (iv) all Directors and executive officers as a group.



                                  Thermo      Thermo       Thermo
               Name (1)           Process     Electron     Remediation
               --------                                    -----------
                                  Systems Inc.Corporation  Inc. (4)
                                  -----------------------  --------
                                  (2)         (3)
                                  ---         ---
        Thermo Electron             14,428,751     N/A       8,775,187
        Corporation                        (5)                     (6)
        John P. Appleton               216,895     107,421     63,000

        George N. Hatsopoulos           55,326   2,333,620       7,500
        John N. Hatsopoulos             62,212     387,646      40,182
        Donald E. Noble                 45,984      32,982       9,000

        Jeffrey L. Powell               82,921      27,505     111,000
        William A. Rainville            60,000     201,101      24,000
        Warren M. Rohsenow              45,034         681           0

        Bruce J. Taunt                  43,762       2,494      18,000
        Paul E. Tsongas                      0           0          0
        Polyvios C. Vintiadis            6,809           0          0

                                        9
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        All Directors and              631,995   3,208,550     287,682
        executive officers as a
        group (11 persons)


        _____________

        (1) Shares of Common Stock of the Corporation and of the common stock of Thermo Electron and Thermo Remediation beneficially owned include shares owned by the indicated person, by that person's spouse, by that person and his spouse, and by that person and his spouse (or either of them) for the benefit of minor children. Except as reflected in the footnotes to this table, all share ownership includes sole voting and investment power.

        (2) Shares of Common Stock beneficially owned by Dr. Appleton, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Noble, Mr. Powell, Mr. Rainville, Dr. Rohsenow, Mr. Taunt, Mr. Vintiadis and all Directors and executive officers as a group include 215,000, 40,000, 40,000 6,200, 63,000 60,000, 6,200, 42,000, 4,300 and
        481,700 shares, respectively, that such person or group has the right to acquire within 60 days of July 1, 1995 through the exercise of stock options. Shares beneficially owned by Mr. J. Hatsopoulos and all Directors and executive officers as a group include 12,500 shares that Mr. J. Hatsopoulos has the right to acquire within 60 days after July 1, 1995 through the exercise of a stock purchase warrant acquired in connection with a private placement of securities by the Corporation and one of the Corporation's subsidiaries on terms identical to terms granted to unaffiliated investors. Shares beneficially owned by Dr. Appleton, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Powell, Mr. Taunt and all Directors and executive officers as a group include 161, 167, 170, 86, 20 and 762 full shares, respectively, allocated through June 30, 1995 to accounts maintained pursuant to Thermo Electron's Employee Stock Ownership Plan ("ESOP"). Shares beneficially owned by Mr. Noble, Dr. Rohsenow and Mr. Vintiadis and all Directors and executive officers as a group include 16,744, 12,584, 2,509 and 31,837 full shares, respectively, allocated through July 1, 1995 to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Except for Dr. Appleton, who beneficially owned approximately 1.25% of the Common Stock outstanding as of July 1, 1995, no Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of July 1, 1995; all Directors and executive officers as a group beneficially owned 3.64% of the Common Stock outstanding as of such date.

        (3) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock effected on May 24, 1995. Shares of the common stock of Thermo Electron beneficially owned by Dr. Appleton, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Noble, Mr. Powell, Mr. Rainville, Mr. Taunt and all Directors and executive officers as a group include 61,573,

                                       10
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        1,102,200, 297,880, 3,750, 25,850, 136,175, 1,875, and 1,694,428
        shares, respectively, that such person or members of the group has the right to acquire within 60 days of July 1, 1995 through the exercise of stock options. Shares beneficially owned by Dr. Appleton, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Powell, Mr. Taunt and all Directors and executive officers as a group include 850, 1,386, 1,130, 236, 42 and 4,368 full shares, respectively, allocated through June 30, 1995 to accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Noble and all Directors and executive officers as a group each include 26,955 shares allocated through July 1, 1995, to Mr. Noble's account maintained pursuant to Thermo Electron's Deferred Compensation Plan for Directors. Except for Dr. G. Hatsopoulos, who beneficially owned 2.81% of the Thermo Electron common stock outstanding as of July 1, 1995, no Director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all Directors and executive officers as a group beneficially owned approximately 3.86% of the Thermo Electron common stock outstanding as of July 1, 1995.

        (4) The shares of common stock of Thermo Remediation shown in the table reflect a three-for-two split of such stock effected on March 31, 1995. Shares beneficially owned by Dr. Appleton, Dr.
        G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Noble, Mr. Powell, Mr. Rainville, Mr. Taunt and all Directors and executive officers as a group include 63,000, 7,500, 22,500, 4,500, 111,000, 22,500,
        18,000 and 264,000 shares, respectively, that such person or group has the right to acquire within 60 days after July 1, 1995 through the exercise of stock options. No Director or executive officer beneficially owned more than 1% of the common stock of Thermo Remediation outstanding as of July 1, 1995; all Directors and executive officers as a group beneficially owned 2.34% of such common stock outstanding as of such date.

        (5) Includes 495,160 shares of Common Stock that Thermo Electron or its majority-owned subsidiaries have the right to acquire within 60 days of July 1, 1995 through the conversion of the Corporation's 6-1/2% convertible subordinated debentures due 1997. Thermo Electron owned 80.85% of the Common Stock outstanding as of July 1, 1995. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046. As of July 1, 1995, Thermo Electron had the power to elect all of the members of the Corporation's Board of Directors.

        (6) Includes 167,411 shares of the common stock of Thermo Remediation that Thermo Electron has the right to acquire within 60 days of July 1, 1995 through the conversion of Thermo Remediation's 4.875% convertible subordinated debentures due 2000, and 8,581,376 of such shares which the Corporation owns or has the right to acquire within 60 days through the conversion of Thermo Remediation's 3.875% subordinated convertible notes due 2000.




                                       11
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        Disclosure of Certain Late Filings

             Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1995, except in the following instances. The initial report of ownership for one of the Corporation's executive officers, Mr. Bruce J. Taunt, failed to include 20.2 shares of Common Stock allocated to his account under the Thermo Electron ESOP, and failed to include 160 shares of Common Stock beneficially held by trust. These deficiencies were corrected in an amendment to his Form 3 on January 25, 1995, except for the trust holdings which were reported on his Form 5 filed in May 1995. In addition, the fiscal 1994 Form 5 filed on behalf of Mr. John N. Hatsopoulos, a Director and the Chief Financial Officer of the Corporation, failed to report three gifts of shares of Common Stock aggregating 4,000 shares. The gifts were reported in an amendment to Mr. Hatsopoulos' Form 5 filed on October 12, 1994. Thermo Electron reported purchases of the Corporation's 6-1/2% Convertible Subordinated Debentures late on two occasions. It reported the purchase in March 1994 of $1,150,000 principal amount of such debentures in May 1994 on its Form 5 and another purchase in March 1995 of $365,000 principal amount of such debentures in an amendment filed seven days late. In addition, in converting Form 4 records of the Corporation from a manual system to a computer database, it was discovered that Thermo Electron failed to report the sale in August 1992 of $250,000 principal amount of the Corporation's 6-1/2% Convertible Subordinated Debentures. The sale was reported on the Form 5 filed by Thermo Electron in May 1995.

        EXECUTIVE COMPENSATION

             The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its two other most highly compensated executive officers for the last three fiscal years. No other executive officers of the Corporation who held office during fiscal 1995 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules for such period.

             The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's

                                       12
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        affairs is provided to the Corporation under the Corporate
        Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.




















































                                       13
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        Summary Compensation Table


                                                  Long Term
                                 Annual           Compensation
                                 Compensation
                                                  Securities
                                                  Underlying   All
        Name and           Fiscal                 Awards of    Other
        Principal Position Year  Salary Bonus     Options (No. Compen-
                           Year                   of Shares    sation
                                                  and Company) (2)
                                                  (1)
        John P. Appleton 1995 $146,250 $100,000(3) 30,000(TPI) $11,171
        President        1994 $ 75,533 $ 80,000(3)185,000(TPI)
                                                   63,000(THN) $11,115

        Jeffrey L. Powell1995 $108,000 $ 63,500     10,000(TPI)$ 6,828
        Vice President                              15,000(THN)
                                                    15,150(TMO)
                         1994 $101,600 $ 46,675(4)  13,000(TPI)
                                                    96,000(THN) $4,484
                                                     3,750(TMO)
                         1993 $ 97,963 $ 26,000     15,000(TPI)$ 5,746
        Bruce J. Taunt(5)1995 $ 91,000 $ 28,000      4,000(TPI)$ 5,203
        Vice President                               3,000(THN)
        Finance and
        Administration


        (1) Options to purchase Common Stock of the Corporation awarded to executive officers are followed by the designation "TPI". In addition, executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the named executive officers in the following

                                       14
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




        Thermo Electron companies: Thermo Electron (designated in the table as TMO) and Thermo Remediation (designated in the table as
        THN). The shares of common stock of Thermo Electron and Thermo Remediation shown in the table reflect a three-for-two split of each such stock effected on May 24, 1995 and March 31, 1995, respectively. Dr. Appleton has served as an officer of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the president and chief executive officer of the Corporation.

        (2) Represents the amount of matching contributions made on behalf of the executive officers participating in Thermo
        Electron's 401(k) plan.

        (3) Dr. Appleton was appointed president and chief executive officer of the Corporation effective September 1, 1993. Dr. Appleton is also a vice president of Thermo Electron. Reported in the table under "Annual Compensation" are the total amounts paid to Dr. Appleton for his service in all capacities to Thermo Electron companies since September 1, 1993. The Human Resources Committee of the Board of Directors of the Corporation reviews total annual cash compensation to be paid to Dr. Appleton from all sources within the Thermo Electron organization and approves the allocation of a percentage of annual cash compensation (salary and bonus) for the time he devotes to the affairs of the Corporation. For fiscal 1995 and 1994, 85% and 100%, respectively, of Dr. Appleton's reported cash compensation was allocated to the Corporation. These percentages include the allocation of a portion of Dr. Appleton's annual cash compensation attributable to the management of the Thermo Terra Tech joint venture, which was acquired by the Corporation in April 1995 in a transaction accounted for in a manner similar to pooling of interests accounting. Bonuses paid to Dr. Appleton reflect compensation decisions based on calendar year performance, in accordance with Thermo Electron's compensation practices for its officers.

        (4) In fiscal 1994, the Corporation changed its compensation practices for executive officers (other than the chief executive officer who continues to be reviewed on a calendar year performance) to make compensation decisions based on fiscal year performance rather than calendar year performance. As a consequence, the bonus paid to Mr. Powell in fiscal 1994 related to a 15-month period from January 3, 1993 through April 2, 1994.

        (5) Mr. Taunt was appointed an executive officer of the Corporation on November 1, 1994.

        STOCK OPTIONS GRANTED DURING FISCAL 1995


                                       15
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




             The following table sets forth information concerning individual grants of stock options made during fiscal 1995 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1995.

             Dr. Appleton has served as a vice president of Thermo Electron since 1975 and from time to time has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and Thermo Remediation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.









































                                       16
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







        Option Grants in Fiscal 1995



                                   Percent               Potential
                                   of                    Realizable
                                   Total                 Value at
                    Number of      Options Exer-         Assumed Annual
                    Securities     Granted cise   Expira Rates of Stock
        Name        Underlying     to      Price  -      Price
                    Options        Employe Per    tion   Appreciation
                    Granted (1)    es in   Share  Date   for Option
                                   Fiscal                Term
                                   Year                            10%
                                                         5%
        John P.     30,000 (TPI)   4.6%  $ 8.10 2/16/07 $193,393 $519,638
        Appleton
        Jeffrey L.  10,000 (TPI)   1.5%  $ 8.10 2/16/07 $ 64,464 $173,213
        Powell      15,000 (THN)  16.5%  $11.43 2/16/07 $136,450 $366,634
                       150 (TMO)  0.01%  $26.83 7/19/01 $  1,638 $  3,818
                                   (2)
                    15,000(TMO)(3) 1.4%  $30.0711/28/06 $358,971 $964,538
        Bruce J.     4,000(TPI)    0.6%  $ 8.10 2/16/07 $25,786  $ 69,285
        Taunt        3,000(THN)    3.3%  $11.43 2/16/07 $27,290  $ 73,327

        (1) In addition to the grant of options to purchase Common Stock of the Corporation (designated in the table as TPI), options have been granted during fiscal 1995 to the named executive officers to purchase the common stock of Thermo Electron (designated in the table as TMO) and Thermo Remediation (designated in the table as THN). All of the options granted during the fiscal year are immediately exercisable at the date of grant. However, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron

                                       17
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




        company. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. The shares of common stock of Thermo Electron and Thermo Remediation shown in the table reflect a three-for-two split of each such stock effected on May 24, 1995 and March 31, 1995, respectively.

        (2) These options were granted under stock option plans maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

        (3) Options to purchase 15,000 shares of the common stock of Thermo Electron granted to Mr. Powell are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

        STOCK OPTIONS EXERCISED DURING FISCAL 1995

             The following table reports certain information regarding stock option exercises during fiscal 1995 and outstanding stock options held at the end of fiscal 1995 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1995.

        AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND
        FISCAL 1995 YEAR-End OPTION VALUES
                                                  Number of   Value Of
                                                  Unexercised Unexercised
                                                  Options at  In-the
                               Shares   Value     Fiscal      -Money
                               Acquired Realized  Year-end    Options
        Name          Company  on                 (Exercisable/(Exercisable/
                               Exercise            Unexercisable)Unexercisable)
        John P       Thermo       --      --      215,000/0(3)  $ 19,500/0
        Appleton (2) Process
                     Thermo       --      --       63,000/0     $387,450/0
                     Remediation


                                       18
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





        Jeffrey L. Thermo       2,160  $13,651      73,800/0(4)  $126,328/0
        Powell     Process
                   Thermo        --      --        111,000/0     $615,150/0
                   Remediation
                   Thermo
                   Electron     3,375   $63,686     25,650/0(5)  $197,808/0
                   Thermo        --       --         2,000/0     $ 21,000/0
                   Fibertek
        Bruce J.   Thermo        --       --        42,000/0(4)  $ 49,960/0
        Taunt      Process
                   Thermo        --       --        18,000/0     $ 97,200/0
                   Remediation
                   Thermo        --       --         1,875/0     $ 21,747/0
                   Electron

        (1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable at the date of grant. However, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company.

        (2) Dr. Appleton has served as a vice president of Thermo Electron since 1975 and holds unexercised options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and Thermo Remediation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

        (3) In addition to the terms described in footnote (1) above, shares acquired upon exercise of these options are restricted from resale until Dr. Appleton's retirement.

        (4) Of these options awarded to Mr. Powell and Mr. Taunt, options to purchase 15,000 shares each are subject to the following terms in addition to those described in footnote (1):
        In the event of the optionee's voluntary resignation or discharge for cause prior to February 8, 1998, all of the shares acquired upon exercise of these options are subject to repurchase by the Corporation at the exercise price. In addition, all shares

                                       19
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




        acquired upon the exercise of these options are subject to restrictions on resale until February 8, 1998.

        (5) Options to purchase 15,000 shares of the common stock of Thermo Electron granted to Mr. Powell are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

        SEVERANCE and Other AGREEMENTS

             Thermo Electron has entered into severance agreements with several key employees, including Dr. Appleton. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or one of its majority-owned subsidiaries is terminated, for whatever reason, within one year thereafter. For purposes of the agreements, a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. The benefit under these agreements is stated as an initial percentage which was established by the Board of Directors of Thermo Electron and was generally based upon the employee's age and length of service with Thermo Electron at the time of severance. Benefits are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to the employee's highest annual total remuneration in any 12-month period during the preceding three years. This benefit is reduced by 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be so applied to Dr. Appleton is 40.1%. Assuming severance benefits would have been payable under such agreements as of July 1, 1995, Dr. Appleton would have received approximately $100,000 in the first year thereof from Thermo Electron.


        COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        EXECUTIVE COMPENSATION



                                       20
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




             All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

             The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

             External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index.

             Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

             The process for determining each of these elements for the Corporation's executive officers is outlined below.

             Base Salary

             Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and its other

                                       21
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




        named executive officers will approach the mid-point of competitive data. The salary increases in fiscal 1995 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

             CASH BONUS

             The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from minus one to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability, contributions to shareholder value, and earnings growth, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron designed to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1995 measured return on net assets, growth in income, and growth in earnings per share and the Committee's determinations also included an evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation
        of long-term value for the stockholders.   These measures of
        achievements are not financial targets that are met, not met or exceeded. The relative importance of these factors varies depending on the executive's role and responsibilities within the organization.

             The bonuses for named executive officers approved by the Committee with respect to fiscal 1995 performance in each instance exceeded the median potential bonus.

        STOCK OPTION PROGRAM

             The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

             The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other

                                       22
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




        companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its subsidiary, Thermo Remediation and its parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

             In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of awards to all employees over a five-year period below 10% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

             Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made with respect to the common stock of the Corporation's parent, Thermo Electron, and its subsidiary, Thermo Remediation, were determined by the human resources committee of the board of directors of each such company using a similar analysis.

        Policy on Deductibility of Compensation

             The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executive in excess of $1 million, unless the compensation qualifies as "performance based". The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based". Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the


                                       23
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




        Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

        CEO COMPENSATION

             Cash compensation for Dr. Appleton is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron (the "Thermo Electron Committee"), due to his responsibilities as both the Corporation's chief executive officer and as a vice president of Thermo Electron. Each committee evaluates Dr. Appleton's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Dr. Appleton is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with
        the amount of time and effort devoted to each operation.   The
        Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Dr. Appleton's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Dr. Appleton's compensation to be paid by the Corporation.

             In December 1994, the Committee conducted its review of Dr. Appleton's proposed salary for calendar 1995 and bonus for calendar 1995 performance. The Committee concurred in the recommendations made by the Thermo Electron Committee and agreed to an allocation of 70% of Dr. Appleton's total cash compensation for calendar year 1994 and 1995 to the Corporation, based on his relative responsibilities at the Corporation (including management of the former Thermo Terra Tech joint venture - see "Relationship With Affiliates") and Thermo Electron. Because Dr. Appleton's bonus for calendar 1994 performance is paid in calendar 1995, 70% of such bonus has been allocated to the Corporation. The Committee believes that the total cash compensation for Dr. Appleton for calendar 1994 tends to be below the competitive norm for a similarly sized company with performance comparable to that of the Corporation, and prefers that a significant portion of total compensation be awarded in the form of long-term incentive compensation, such as stock options.


        Mr. Donald E. Noble (Chairman)
        Dr. Warren M. Rohsenow(1)
        Mr. Polyvios C. Vintiadis


        _____________________________

        (1) Dr. Rohsenow served as a member of the Committee until October 24, 1995. Mr. Paul E. Tsongas was appointed a Committee member on October 24, 1995.

                                       24
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




























































                                       25
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




        COMPARATIVE PERFORMANCE GRAPH

             The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of companies consisting of Ecology & Environmental Inc., Groundwater Technology Inc., International Technology Inc., Safety Kleen Corp. and Roy F. Weston Inc.

        Comparison of 1990-1995 Total Return Among Thermo Process Systems Inc., the American Stock Exchange Market Value Index and the Corporation's Peer Group


        [graph appears here]























                    3/31/90   3/28/91  3/27/92 4/1/93   3/31/94 3/31/95
        TPS         100       68       51      57       53      54

        AMEX        100       99       109     117      122     128


        PEER GROUP  100       153      107     99       67      78

             The total return for the Corporation's Common Stock (TPS), the American Stock Exchange Market Value Index (AMEX) and the Corporation's Peer Group (PEER GROUP) assumes the reinvestment of

                                       26
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




        dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange ("AMEX"). The Corporation's Common Stock is traded on the AMEX under the ticker symbol "TPS".


















































                                       27
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




        RELATIONSHIP WITH AFFILIATES

             Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, the Corporation has created Thermo Remediation as a majority-owned publicly held subsidiary. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy.
        (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries".)

             Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

             To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron is also responsible for establishing internal policies and procedures. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries

                                       28
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




        is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

             The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. A subsidiary's participation in the Charter will terminate in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

             As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. Prior to January 1, 1995, the Corporation was assessed an annual fee equal to 1.25% of the Corporation's revenues for these services. Effective January 1, 1995, the fee has been reduced to 1.2% of the Corporation's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1995, Thermo Electron assessed the Corporation $1,653,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are representative of the expenses the Corporation would have incurred on a stand-alone basis. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to

                                       29
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        termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

               From time to time, the Corporation may transact business in the ordinary course with other companies in the Thermo Group. All such transactions are on terms comparable to those the Corporation would receive from unaffiliated parties.

             As of April 1, 1995, $30,802,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

             The Corporation leases or subleases two office and manufacturing facilities from Thermo Electron. The total rental payments made to Thermo Electron during fiscal year 1995 under these agreements was $537,000.

             The Corporation and Thermo Electron entered into a development agreement under which Thermo Electron agreed to fund up to $4,000,000 of the direct and indirect costs of the Corporation's development of soil-remediation centers. In exchange for this funding, the Corporation granted Thermo Electron a royalty equal to approximately 3% of net revenues from soil-remediation services performed at the centers developed under this agreement. The royalty payments may cease if the amounts paid by the Corporation yield a certain internal rate of return to Thermo Electron on the funds advanced to the Corporation under this agreement. The Corporation paid Thermo Electron royalties of $432,000 in fiscal 1995.

             In February 1995, the Corporation acquired all of the outstanding capital stock of Engineering, Technology and Knowledge Corporation and its subsidiary, Elson T. Killam Associate Inc. ("Killam") from Nord Est S.A., a French industrial company, for $12,566,000 in cash and a zero coupon promissory note with a then-present value of $22,300,000. In a related transaction, certain members of Killam's senior management exchanged options to purchase Killam's common stock for options to purchase the Corporation's Common Stock and canceled other options in exchange for cash payments in the aggregate amount of

                                       30
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        $1,922,000.  The Corporation borrowed the cash portion of the purchase price, including cash used to collateralize the promissory note delivered to Nord Est S.A., from Thermo Electron through the issuance of a $38,000,000 promissory note that bears interest at the Commercial Paper Composite Rate as announced from time to time by Merrill Lynch Capital Markets plus 25 basis points and is due June 1, 1997. As of April 1, 1995, the Corporation owed Thermo Electron an aggregate of $56,116,000.

             Effective April 2, 1995, the Corporation agreed to dissolve the Thermo Terra Tech joint venture with Thermo Instrument Systems Inc. ("THI"), another subsidiary of Thermo Electron, and to purchase the businesses originally contributed to the joint venture by THI and formerly operated by the joint venture from THI for $34,267,000 in cash. The purchase price was based on the Corporation's determination (as approved by its Board of Directors) of the fair market value of the businesses, and the terms of the agreement for the purchase were determined by arms' length negotiation among the parties. As a result of this transaction, the Corporation increased its ownership in the businesses operated by the joint venture from 51% to 100%. The Corporation borrowed the purchase price from Thermo Electron through the issuance of a $35,000,000 promissory note that bears interest at the Commercial Paper Composite Rate as announced from time to time by Merrill Lynch Capital Markets plus 25 basis points and is due May 13, 1997.

             Thermo Electron owned approximately 80.85% of the Corporation's outstanding Common Stock on July 1, 1995.


        - PROPOSAL 2 -

        PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION
         TO CHANGE THE NAME OF THE CORPORATION


             The Corporation's Board of Directors has proposed an amendment to the Corporation's Certificate of Incorporation to change the name of the Corporation to "Thermo TerraTech Inc." and has recommended that the Stockholders approve the amendment. The Board of Directors has recommended this change in the Corporation's name to more accurately reflect the Corporation's transition in its principal business from industrial furnace equipment to environmental infrastructure services. If the name change is approved by the Stockholders, (i) the Stockholders will not be required to surrender their stock certificates for new certificates reflecting the new name of the Corporation, and (ii) the Corporation's ticker symbol on the American Stock Exchange will be changed to "TTT".

        Amendment to the Certificate of Incorporation




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             It is proposed that the name change be effected by amending
        Article First of the Corporation's Certificate of Incorporation to read as follows:

             "The name by which the corporation shall be known is Thermo TerraTech Inc."


        Recommendation

             The Board of Directors believes that the name change to Thermo TerraTech Inc. is in the best interests of the Corporation and its Stockholders and recommends that the Stockholders vote FOR adoption of the proposed name change. If not otherwise specified, proxies will be voted FOR approval of this proposal. Thermo Electron, which beneficially owned approximately 80.6% of the outstanding Common Stock as of October 26, 1995, has sufficient votes to approve the proposed name change and has indicated its intention to vote for the proposal.





































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         - PROPOSAL 3  -

        PROPOSAL TO AMEND THE DIRECTORS STOCK OPTION PLAN

              The Board of Directors has approved amendments to the Corporation's Directors Stock Option Plan (the "Directors Plan") that would change the formula for granting stock options to purchase Common Stock of the Corporation to its outside Directors and would also provide for the automatic grant of stock options to purchase common stock of majority-owned subsidiaries of the Corporation created from time to time to its outside Directors, subject to Stockholder approval at this Meeting.

             In December 1994, as part of a review of director compensation, the Board of Directors adopted amendments to the Directors Plan, subject to Stockholder approval. The amendments would first change the formula by which stock options to purchase Common Stock are automatically granted to outside Directors. The formula, as amended, would eliminate the meeting attendance grants previously awarded quarterly to outside Directors under the Directors Plan, and also provide for the automatic grant to its outside Directors of stock options to purchase 1,500 shares of common stock of majority-owned subsidiaries of the Corporation spunout from time to time. Directors would continue to receive an annual grant of options to purchase 1,000 shares of the Common Stock.

             The review of director compensation was conducted in conjunction with an overall review of director compensation for Thermo Electron and its majority-owned subsidiaries. The purpose of the review was to evaluate compensation practices for the entire Thermo Electron family of companies, compare total cash compensation to comparable market data and ensure consistent and internally equitable compensation practices among the companies within the Thermo Electron family. In connection with the revision of the option program for Directors, it was also agreed to discontinue the quarterly determination and award of stock options based on attendance at meetings of the Board of Directors and its committees, effective as of January 1, 1995. In addition, the Directors approved the award of a fixed number of stock options in majority-owned subsidiaries that may be spunout from time to time as part of the corporate spinout strategy of the Corporation and Thermo Electron.

             The spinout of business units represents an integral part of the Corporation's strategy, and the Corporation believes it is desirable and in the best interests of the Corporation and its Stockholders that the outside Directors of the Corporation have a personal equity interest in potential future spinout companies of the Corporation and its existing majority owned subsidiary, Thermo Remediation. The Board of Directors believes that the award of stock options to key personnel and Directors in its spinout companies created from time to time serves to motivate individuals to contribute significantly to the Corporation's

                                       33
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        future growth and success and to align the long-term interest of these individuals to those of all the Stockholders of the Corporation. Consistent with its incentive structure for its key employees and executives of the Corporation, it is recommended that provision be made for the award of stock options to outside Directors in potential future spinout companies by amending the Directors Plan.

        Summary of the Amendments to the Directors Plan

             The full text of the Directors Plan as amended and restated is set forth in Appendix A, to which reference is made. A brief description of the amendments to the Directors Plan follows (the "Amendments"), but is qualified in its entirety by reference to the full text of the plan. Except as amended, the Directors Plan will continue in full force and effect. A brief description of the material terms of the Directors Plan that are not affected by the Amendments are summarized under the heading "Other Terms of the Directors Plan." The closing price of the Common Stock on October 26, 1995, was $11.375 per share.

             Initial Grant of Corporation Options

             New Directors presently are automatically awarded options to purchase 40,000 shares of Common Stock upon their appointment or election. The Amendments would reduce this amount to 16,000 shares for new Directors appointed in 1995, and further reduce the size of the grant to new Directors by 8,000 shares each year thereafter until 1997, when the initial grant would be eliminated entirely. Options may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the fifth anniversary of the grant date (rather than the seventh anniversary as is currently the case). Options will be subject to restrictions on resale and to the repurchase by the Corporation of the shares subject to option at the exercise price if the Director ceases to serve as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron, for any reason other than death. The restriction and repurchase rights shall lapse in equal installments of 8,000 shares starting with the first anniversary of the grant date, provided the Director has continuously served as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron since the grant date. The option exercise price shall be determined by the average closing price of the Common Stock on the American Stock Exchange for the five trading days preceding and including the date of the Annual Meeting of Stockholders.

             Annual Grant of Corporation Options

             The Amendments will discontinue, as of January 1, 1995, the quarterly grant of stock options to purchase Common Stock of the Corporation based on attendance by outside Directors at meetings of the Board of Directors or its committees. The annual award of options to purchase 1,000 shares of Common Stock to each eligible

                                       34
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        Director as of the close of business on the date of the
        Corporation's Annual Meeting of Stockholders would be retained, although the terms of the award would be modified. Options may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date (reduced from the present seven year term). Options will be subject to restrictions on resale and to the repurchase by the Corporation of the shares subject to option at the exercise price if the Director ceases to serve as a director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron, for any reason other than death, within one year from the date of grant. The option exercise price shall be determined by the average closing price of the Common Stock on the American Stock Exchange for the five trading days preceding and including the date of the Annual Meeting of Stockholders.

             Grant of Subsidiary Options

             The Amendments also provide that options to purchase shares of the common stock of majority-owned subsidiaries of the Corporation will be granted automatically to eligible outside Directors at the close of business on the date of the first Annual Meeting of Stockholders following the spinout of the subsidiary (referred to as the "Spinout Subsidiary"), and at the close of business on the date of every fifth Annual Meeting of Stockholders thereafter during the continuation of the plan. A "spinout" shall be the first to occur of either a public offering of the subsidiary's common stock or a private placement of such stock primarily to third parties in an arms-length transaction. At the close of business on the date of the applicable Annual Meeting of Stockholders, options to purchase 1,500 shares of common stock of the Spinout Subsidiary will be granted to each eligible outside Director holding office immediately following the meeting. In addition, Thermo Remediation shall be deemed to be a Spinout Subsidiary and stock option grants will be made in accordance with the Directors Plan commencing with the Corporation's 1995 Annual Meeting of Stockholders. A Director who is also a director of a Spinout Subsidiary will not be eligible to receive options to purchase stock of that subsidiary under the Directors Plan, although he or she will be eligible for options granted under a comparable formula plan adopted by the subsidiary. The exercise price for options will be determined by the average of the closing prices reported by the American Stock Exchange (or other principal market on which such common stock is then traded) for the five trading days immediately preceding the date on which the option is granted or, if the shares are not then traded, at the last price paid per share by independent investors in an arms-length private placement of common stock prior to the option grant under the Directors Plan. Options to purchase the common stock of a Spinout Subsidiary will vest and be exercisable upon the fourth anniversary of the grant date, unless the common stock underlying the option grant is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration") prior to such date. Section

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        12 Registration is normally a prerequisite to the public trading of a security. In the event that the effective date of Section 12 Registration occurs prior to the fourth anniversary of the grant date, then the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron. In such event, the restrictions and repurchase rights shall lapse or be deemed to have lapsed at the rate of 25% per year, starting with the first anniversary of the grant date, provided the Director has continuously served as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron since the grant date. The option will expire on the fifth anniversary of the grant date, unless the Director dies or otherwise ceases to serve as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron prior to that date.

        Other Terms of the Directors Plan

             A brief description of the other principal features of the Directors Plan that are not affected by the Amendments follows, but it is qualified in its entirety by reference to the full text set forth in Appendix A.

             Eligibility; Administration

             Directors of the Corporation who are not employees of the Corporation or any subsidiary or parent corporation of the Corporation are eligible to participate in the Directors Plan. The Directors Plan is administered by the Board of Directors of the Corporation (the "Board"). All questions of interpretation of the Directors Plan or of any options granted pursuant to the Plan are determined by the Board.

             Terms and Conditions of Options

             The exercise price for options is determined by the average of the closing prices reported by the American Stock Exchange (or other principal exchange in which the Common Stock is then traded) for the five trading days immediately preceding and including the date the option is granted, or, if the shares underlying the option are not so traded, at the last price paid per share by third parties in an arms-length transaction with the Corporation or the applicable subsidiary prior to the option grant. The exercise price of options granted under the Directors Plan must be paid in full by check or by the delivery of shares of Common Stock (or shares of the common stock of the applicable subsidiary) that have a fair market value on the exercise date equal to the exercise price of the option. Stock options granted under the plan are intended to be non-statutory stock options.
        If a Director dies or otherwise ceases to serve as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron, or the Corporation is liquidated, the options will

                                       36
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




        terminate. Options are evidenced by a written agreement and are subject to transfer restrictions that lapse as to all of the shares on the first anniversary of the grant date, as to annual grants of options to purchase Common Stock of the Corporation, and ratably over a four-year period as to options to purchase common stock of Spinout Subsidiaries of the Corporation, as described above under the caption "Grant of Subsidiary Options." Option holders will be permitted to tender shares of Common Stock (or shares of the common stock of the applicable subsidiary) to satisfy withholding tax obligations, if any.

             Change in Control Provisions

             If there is a "Change in Control" of the Corporation or its parent corporation, Thermo Electron, as defined in the Directors Plan, any stock options that are not then exercisable and fully vested will become fully exercisable and vested; and the restrictions applicable to shares purchased upon exercise of options will lapse and such shares will be free of restrictions and fully vested. Generally, a "Change in Control" occurs if (1) any person other than Thermo Electron becomes the beneficial owner of 50% or more of the outstanding Common Stock of the Corporation, or any person becomes the beneficial owner of 25% or more of the outstanding common stock of Thermo Electron, without the prior approval of the Board of Directors, or the board of directors of Thermo Electron, as the case may be, (2) during any two-year period the individuals who constituted the Board of Directors or the board of directors of Thermo Electron at the beginning of such period no longer represent a majority of such board, or (3) the Board of Directors or the board of directors of Thermo Electron determines that any other event constitutes an effective change in control of the Corporation or Thermo Electron.

             Amendment and Termination

             The Directors Plan remains in full force and effect until suspended or discontinued by the Board. The Board may at any time or times amend or review the Directors Plan, provided that no amendment that is not approved by the Stockholders of the Corporation shall be effective if it would cause the Directors Plan to fail to satisfy the requirements of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended. No amendment of the Directors Plan or any agreement evidencing options granted under the Directors Plan may adversely affect the rights of any recipient of any option previously granted without such recipient's consent.

             Shares Subject to the Directors Plan

             The number of shares of the Common Stock that has been reserved for issuance under the Directors Plan is 75,000 shares. If the Amendments to the Directors Plan are approved by the Stockholders at this Meeting, an additional 25,000 shares of the common stock of each Spinout Subsidiary created from time to time

                                       37
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        will also be reserved for transfer upon exercise of options granted thereunder. Options and shares that are forfeited or otherwise reacquired by the Corporation will again be available for the grant of options under the Directors Plan. If the outstanding shares of Common Stock or the outstanding shares of common stock of any Spinout Subsidiary are increased, decreased or exchanged for a different number or kind of shares or other securities through merger, consolidation, stock split, stock dividend, reverse stock split or other distribution, an appropriate proportionate adjustment may be made in the maximum number or kind of shares reserved for issuance under the Directors Plan.

             The proceeds received by the Corporation from exercises under the Directors Plan will be used for the general purposes of the Corporation. Shares issued under the Directors Plan may be authorized but unissued shares, or shares reacquired by the Corporation and held in its treasury.

             Effective Date

             The Amendments will be effective as of January 1, 1995, if approved by the Stockholders of the Corporation at this Meeting.

        Federal Income Tax Consequences

             The following is a summary of the principal current Federal income tax consequences of stock options granted under the Directors Plan. It does not describe all Federal tax consequences under the Directors Plan, nor does it describe state, local or foreign tax consequences.

             The stock options granted under the Directors Plan are non-statutory stock options and therefore no income will be realized by the optionee at the time the option is granted. Generally, at exercise, ordinary income will be realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Corporation receives a tax deduction for the same amount, and, upon disposition of the shares, appreciation or depreciation after the date of exercise will be treated as either short-term or long-term capital gain depending on how long the shares have been held.

        NEW PLAN BENEFITS

             Only the outside Directors of the Corporation are eligible to participate in the Directors Plan. The following table sets forth, to the extent determinable, the number of shares of the Common Stock of the Corporation that will be granted under the Directors Plan in the first year the Amendments are in effect to the "non-executive Director Group" if the Amendments are approved by the Stockholders. Named executive officers and other employee groups are not set forth in the table as such persons and groups are not eligible to receive options under the Directors Plan.

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        Name and Position        Dollar     Number of Spinout
                                 Value ($)  Shares    Subsidiary

        Non-Executive Director   (1)        4,500     Thermo
        Group (3 persons)                             Remediation

        __________________
        (1) Because the exercise price of options to be granted under the Directors Plan will reflect the market value of the underlying stock at the time of the grant, the dollar value of such options is not currently determinable.











































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        Recommendation

             The Board of Directors believes that the Amendments to the Directors Plan will enable the Corporation to ensure the continued services and contributions of its outside Directors and to attract and retain other highly qualified individuals to serve as outside Directors from time to time. Accordingly, the Board of Directors believes that the proposal is in the best interest of the Corporation and its Stockholders and recommends that the Stockholders vote "FOR" the approval of the Amendments to the Directors Plan to change the formula for the grant of stock options to purchase Common Stock of the Corporation to outside Directors and to provide for the automatic grant to outside Directors of options to purchase common stock of the Corporation's majority-owned subsidiaries created from time to time. If not otherwise specified, Proxies will be voted FOR approval of this proposal. Thermo Electron, which beneficially owned approximately 80.6% of the outstanding Common Stock as of October 26, 1995, has sufficient votes to approve the proposal and has indicated its intention to vote for the proposal.

        APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

             The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1996. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside Directors, the purpose of which is to review the scope and results of the audit.

        OTHER ACTION

             Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the Proxy holders to vote shares represented by the Proxies in the discretion of such Proxy holders.

        STOCKHOLDER PROPOSALS

             Proposals of Stockholders intended to be presented at the 1996 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than July 12, 1996.

        SOLICITATION STATEMENT

             The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but

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        regular employees of the Corporation may solicit Proxies
        personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.



        Waltham, Massachusetts
        November 9, 1995












































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